Exhibit D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of [            ], 2014, by and among Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each purchaser listed on Annex A hereto and a signatory hereto (each, including its successors and permitted assigns, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A. The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B. Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate number, not to exceed 119,537,275, of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, determined as set forth in Section 2.1(a) below (which aggregate amount for all Purchasers together shall be collectively referred to herein as the “Shares”).

C. The Company is offering to sell an aggregate of 32,133,676 of the Shares to certain current investors (the “Current Investors”) in the Company pursuant to a rights offering (the “Rights Offering”), with the specific number of such Shares available to be purchased by such Current Investors being a pro rata amount based upon the amount previously invested by such Current Investors in promissory notes of the Company, and such Current Investors who decide to purchase such Shares offered to them will execute a counterpart signature page to this Agreement subsequent to the date hereof but prior to the earlier of (i) the execution of the Merger Agreement (as defined below) by the parties thereto, (ii) the first filing of the Transcept Form S-4 (as defined below) with the Commission and (iii) five (5) Business Days from the date hereof and thereby become a Purchaser hereunder.

D. The Purchasers identified in Annex A as the “Key Investors” have agreed to purchase Shares for an aggregate purchase price of up to the amount so indicated opposite their names in Annex A as the “Maximum Subscription Amount”, provided, however, the actual aggregate purchase price and the actual number of such Shares to be purchased by the Key Investors at the Closing may be reduced by a pro rata amount as determined in accordance with the “Pro Rata Reduction Formula” set forth in Annex A if and to the extent any of the Current Investors agree to purchase any of the Shares through the Rights Offering, and such reduced aggregate purchase price for the reduced number of Shares to be purchased by the Key Investors to be reflected at the Closing by an amendment to Annex A and set forth opposite such Key Investors’ names as the “Actual Subscription Amount”.

E. Certain holders of secured debt instruments issued by the Company have entered into a Debt Conversion Agreement, pursuant to which they have agreed to convert their indebtedness into Shares subject to the conversion terms therein (the “Debt Conversion Agreement”) and otherwise in accordance with the terms and conditions of this Agreement.

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The Shares may also be referred to herein as the “Securities”.

F. The Company has engaged Ladenburg Thalmann & Co. Inc. as its exclusive placement agent (the “Placement Agent”) for the offering of the Shares on a “best efforts” basis.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Abingworth Purchaser” means Abingworth Bioventures VI LP.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the Company’s Knowledge, threatened in writing (or otherwise) against the Company or any of its properties or any officer, director or employee of the Company as of the date hereof acting in his or her capacity as an officer, director or employee of the Company before or by any federal, state, county, local or foreign court, arbitrator, governmental or administrative agency, regulatory authority, stock market, stock exchange or trading facility.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 144. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Baupost Purchaser” means Baupost Securities, L.L.C.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” means the closing of the purchase by the Purchasers listed on Annex A hereto and sale by the Company of Shares to such Purchasers pursuant to this Agreement on the Closing Date as provided in Section 2.1(a) hereof.

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“Closing Date” means the date on which the conditions set forth in Sections 2.1, 2.2, 5.1 and 5.2 (other than those to be satisfied at the Closing) shall have been satisfied or waived or such earlier or later date as the parties hereto shall mutually agree.

“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

“Company Contract” has the meaning of “Potomac Contract” set forth in the Merger Agreement.

“Company Counsel” means Pepper Hamilton LLP.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge of any officer, director or employee of the Company set forth on Schedule A or upon the knowledge that any of such individuals would reasonably be expected to have in the ordinary course of the performance of the individual’s employee or professional responsibility.

“Compliance Certificate” has the meaning set forth in Section 2.2(a)(v).

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, undertaking, covenant not to compete, license, instrument, obligation or commitment, whether oral or written, together with all amendments and modifications thereto.

“Covered Party” has the meaning set forth in Section 4.5.

“Disclosure Schedules” has the meaning set forth in Section 3.1.

“Disqualification Event” has the meaning set forth in Section 3.1(r).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Escrow Agent” means Signature Bank, a New York State chartered bank, with offices at 261 Madison Avenue, New York, New York 10016.

“Escrow Agreement” means the escrow agreement entered into at least ten (10) days before the Closing Date in a form reasonably acceptable to the Requisite Purchasers by and among the Company, the Escrow Agent and the Placement Agent pursuant to which the Purchasers shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Fidelity Purchasers” means Fidelity Select Portfolios: Biotechnology Portfolio and Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund.

“GAAP” means U.S. generally accepted accounting principles, as applied by the Company.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Person and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (iv) self-regulatory organization (including the NASDAQ Stock Market).

“Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

“Governmental Authorization” means any (i) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (ii) right under any Contract with any Governmental Body.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiary that is necessary or used in the business of the Company and its Subsidiary as presently conducted, and, including, all Intellectual Property that is necessary or used for the commercialization, as currently contemplated, of the products known as omadacycline, including omadacycline tosylate, and seracycline.

“IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any IP Rights.

“Issuer Covered Person” has the meaning set forth in Section 3.1(r).

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“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Material Adverse Effect” means any effect, change, event, circumstance, or development (any such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (i) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations or financial performance of the Company and its Subsidiary taken as a whole; or (ii) the ability of the Company to consummate the Merger or any other transactions contemplated by this Agreement or to perform any of its covenants or obligations under this Agreement in all material respects; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (1) any rejection by a Governmental Body of a registration or filing by the Company relating to IP Rights that is in the ordinary course of patent prosecution of a pending patent application; (2) resignation, termination or death of any individual director or officer of the Company, provided, however, that the resignation or termination of more than fifty percent (50%) of the Company’s directors or more than fifty percent (50%) of the Company’s officers (each except as required by the terms of this Merger Agreement) during the period on and after the date hereof and prior to Closing may give rise to a Material Adverse Effect; (3) announcement or publication regarding the interest of an entity in a product that is or may be competitive with the Company’s business as currently conducted or as proposed to be conducted; (4) any change in the cash position of the Company which results from operations in the ordinary course of business; (5) any Effect resulting from the announcement or pendency of the Merger, the Debt Conversion or this Agreement; (6) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (7) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (8) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which the Company operates.

“Material Contract” has the meaning of “Potomac Material Contract” set forth in the Merger Agreement.

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“Merger” means the transaction whereby a newly formed, wholly-owned subsidiary (“Newco”) of Transcept Pharmaceuticals, Inc., a Delaware corporation (“Transcept”) will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Transcept, and pursuant to which all of the outstanding shares of the Company’s capital stock will be exchanged for shares of the common stock, $0.001 par value per share, of Transcept (the “Transcept Common Stock”) in accordance with the terms and conditions set forth in the Agreement and Plan of Merger and Reorganization to be entered into immediately following this Agreement, a copy of which is attached hereto as Annex B (the “Merger Agreement”).

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Price” means $0.778 per share of Common Stock.

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Registered IP” means all IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Required Approvals” has the meaning set forth in Section 3.1(e).

“Required Stockholder Approvals” has the meaning set forth in Section 5.1(j).

“Requisite Purchasers” means Purchasers holding or having the right to acquire 75% of the Shares to be purchased at the Closing or then outstanding.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Secretary’s Certificate” has the meaning set forth in Section 2.2(a)(iv).

“Stock Certificates” has the meaning set forth in Section 2.2(a)(iii).

“Subscription Amount” has the meaning set forth in Section 2.1(a).

“Subsidiary” means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

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“Transaction Documents” means this Agreement and the Escrow Agreement, the annexes and exhibits attached hereto and thereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transcept Form S-4” means a registration statement on Form S-4 to be filed by Transcept with the Commission registering the public offering and sale of Transcept common stock to some or all holders of Common Stock in the Merger, whether or not including the shares of Transcept common stock to be issued in exchange for the Shares.

“Transfer Agent” means the transfer agent for the Company, any successor transfer agent for the Company, or the Company, if the Company functions as its transfer agent.

ARTICLE 2

PURCHASE AND SALE

2.1 Closing.

(a) Amount. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser listed on Annex A hereto, as it may be amended, and each Purchaser listed on Annex A hereto, as it may be amended, shall, severally and not jointly, purchase from the Company, such number of Shares equal to the quotient resulting from dividing (i) the “Subscription Amount” for such Purchaser, as indicated opposite such Purchaser’s name on Annex A hereto, except if such Purchaser is a Key Investor, as indicated as the “Actual Subscription Amount” set forth opposite such Key Investor’s name on Annex A hereto by (ii) the Purchase Price, rounded down to the nearest whole Share.

(b) Current Investors. Notwithstanding anything to the contrary contained herein, if the Company accepts subscriptions for Shares from any Current Investors pursuant to the Rights Offering from time to time after the date of this Agreement and prior to the Closing who are not then parties to this Agreement in accordance with the Recitals to this Agreement and in accordance with Section 2.1(a) above, any such Current Investor shall become a party to this Agreement as a Purchaser and Current Investor by executing and delivering a counterpart signature page to this Agreement. Upon such execution and delivery, the Company shall prepare and attach an amended Annex A reflecting such additional Current Investor and the related Actual Subscription Amount for the Key Investors based upon the Pro Rata Reduction Formula, which amended Annex A shall become the Annex A for all purposes of this Agreement, and thereafter such Current Investor shall be deemed a Purchaser and Current Investor for all purposes under this Agreement and shall be bound by all of the obligations as a Purchaser and Current Investor hereunder. No action or consent by the other Purchasers shall be required for such joinder to this Agreement by such Current Investor.

(c) Closing. The Closing of the purchase and sale of the Shares shall take place at the offices of Company Counsel, 19th Floor, High Street Tower, 125 High Street, Boston, Massachusetts on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.

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(d) Form of Payment. At least five (5) days before the Closing Date, each Purchaser listed on Annex A hereto, other than the Fidelity Purchasers (who will pay the Purchase Price for the Shares purchased by them in accordance with Section 2.2(c), below), shall wire its Subscription Amount or Actual Subscription Amount, as applicable, in United States dollars and in immediately available funds, in the amount set forth opposite such Purchaser’s name on Annex A hereto by wire transfer to the account specified in the Escrow Agreement.

2.2 Closing Deliveries.

(a) On or prior to the Closing with respect to the Purchasers listed on Annex A hereto, the Company shall issue, deliver or cause to be delivered to such Purchaser the following (the “Company Deliverables”):

(i) this Agreement, duly executed by the Company;

(ii) a legal opinion of Company Counsel substantially in the form attached hereto as Exhibit E dated as of the Closing Date and addressed to each Purchaser;

(iii) a copy of the stock certificates, free and clear of all restrictive and other legends except as provided in Section 4.1(b) hereof, evidencing the number of Shares subscribed for by the Purchasers hereunder to be registered in the names provided by the Purchasers as set forth on the Stock Certificate Questionnaire included as Exhibit B hereto (the “Stock Certificates”), with the original Stock Certificates to be delivered to the addresses provided by the Purchasers on such Stock Certificate Questionnaires within three (3) Business Days following the Closing, other than with respect to the Baupost Purchaser, the Fidelity Purchasers and the Abingworth Purchaser as provided in Section 2.2(a)(ix) hereof;

(iv) a certificate of the Secretary of the Company (the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, (b) certifying the current versions of the certificate of incorporation and bylaws of the Company (as the same may have been amended between the date hereof and the Closing Date) and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company, in the form attached hereto as Exhibit C;

(v) a certificate (the “Compliance Certificate”), dated as of the Closing Date and signed by the Company’s Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 5.1(a) and (b) in the form attached hereto as Exhibit D;

(vi) a certificate evidencing the good standing of the Company issued by the Secretary of State of the State of Delaware, as of a date within five (5) days of the Closing Date;

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(vii) a certified copy of the certificate of incorporation of the Company, as certified by the Secretary of State of the State of Delaware, as of a date within ten (10) days of the Closing Date;

(viii) a copy of the opinions of each of Pepper Hamilton LLP and Latham & Watkins LLP delivered to the Company and Transcept, respectively, pursuant to Section 5.11(c) of the Merger Agreement; and

(ix) to each of the Baupost Purchaser, the Fidelity Purchasers and the Abingworth Purchaser one or more original Stock Certificates, free and clear of all restrictive and other legends except as provided in Section 4.1(b) hereof, evidencing the number of Shares subscribed for by each such Purchaser hereunder to be registered in the names provided by such Purchasers as set forth on the Stock Certificate Questionnaire, and each of the Baupost Purchaser, the Fidelity Purchasers and the Abingworth Purchaser agree that such Stock Certificates will be held in escrow until the Closing.

(b) On or prior to the Closing with respect to the Purchasers listed on Annex A hereto, each Purchaser shall deliver or cause to be delivered to the Company or the Escrow Agent, as applicable, the following (the “Purchaser Deliverables”):

(i) this Agreement, duly executed by such Purchaser;

(ii) to the Escrow Agent, such Purchaser’s Subscription Amount or Actual Subscription Amount, as applicable, in United States dollars and in immediately available funds, by wire transfer to the account specified in the Escrow Agreement;

(iii) in the event that the Purchasers receive evidence that holders representing at least 50% of the aggregate shares of Transcept immediately following the Merger have executed a Lock-Up Agreement in the form attached hereto as Exhibit F, a counterpart of the Lock-Up Agreement in the form attached hereto as Exhibit F, duly executed by such Purchaser, assuming for the purpose of calculating such 50%, each of the Purchasers have delivered such Lock-Up Agreement; and

(iv) a fully completed and duly executed Stock Certificate Questionnaire in the form attached hereto as Exhibit B.

(c) On the Closing, the Escrow Agent shall release the Subscription Amount and Actual Subscription Amount, as applicable, with respect to each Purchaser to the Company by wire transfer to the account specified by the Company in the Escrow Agreement and the Fidelity Purchasers shall wire its Subscription Amount or Actual Subscription Amount, as applicable, in United States dollars and in immediately available funds, in the amount set forth opposite such Fidelity Purchasers’ name on Annex A hereto by wire transfer to an account specified by the Company prior to the Closing.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to each of the Purchasers as follows, except as disclosed in the disclosure schedules delivered by the Company hereunder (the “Disclosure Schedules”). The Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this Article 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.

(a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than Paratek UK Limited, a company incorporated in England and Wales with registered number 5446336 and neither the Company nor its Subsidiary owns any capital stock of, or any equity interest of any nature in, any other Person. The Company has not agreed nor is it obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.

(b) Organization and Qualification. Each of the Company and its Subsidiary is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Each of the Company and its Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified individually or in the aggregate would have a Material Adverse Effect. The Company has delivered to Purchaser accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto for the Company and its Subsidiary. Schedule 3.1(b) of the Disclosure Schedules lists, and the Company has delivered to Purchaser, accurate and complete copies of: (i) the charters of all committees of the Company’s board of directors and (ii) any code of conduct or similar policy adopted by the Company or by the board of directors, or any committee of the board of directors, of the Company. Neither the Company nor its Subsidiary has taken any action in breach or violation of any of the material provisions of their respective certificates of incorporation, bylaws and other charter and organizational documents, except as would not, individually or in the aggregate, have a Material Adverse Effect.

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(c) Authorization; Enforcement; Validity. The Company and its Subsidiary has the requisite corporate power to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which the Company is a party and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Shares) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate authorizations are required by the Company, its Board of Directors or its stockholders in connection therewith other than in connection with the Required Stockholder Approvals. Each of the Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will, constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application or insofar as indemnification and contribution provisions may be limited by applicable law. Except as set forth on Schedule 3.1(c) of the Disclosure Schedules, there are no shareholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party.

(d) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares) do not and will not directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of (A) any provisions of the certification of incorporation, bylaws or other charter or organizational documents of the Company or (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company; (ii) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Closing or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or its Subsidiary, or any of its assets owned or used by the Company or its Subsidiary is subject; (iii) contravene, conflict with or result in a material violation of any of the terms or requirement of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by the Company or its Subsidiary or that otherwise relates to the business of the Company or its Subsidiary; (iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (A) declare a default or exercise any remedy under any Company Contract; or (B) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (C) accelerate the maturity or performance of any Company Contract or (D) cancel, terminate or modify any term of any Company Contract, except in the case of any Material Contract, any non-material breach, default, penalty, or modification and, in the case of all other Company Contracts, any breach, default, penalty or modification that would not result in a Material Adverse Effect; (v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiary (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or (vi) result in, or increase the likelihood of, the transfer of any material asset of the Company or its Subsidiary to any Person. There is no Action pending, or to the Company’s Knowledge, threatened, that adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities.

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(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including the issuance of the Securities), other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act and (iii) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”).

(f) Issuance of the Securities. The Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable and free and clear of all Encumbrances imposed or permitted by the Company, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

(g) Capitalization.

(i) The authorized capital of the Company, as of the date hereof, consists of, and except as set forth in clause (ii), below, as of immediately prior to the Closing, will consist of:

(1) 150,000,000 shares of Common Stock, 2,000,000 shares of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements and all requirements set forth in applicable Contracts.

(2) 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), all of which shares have been designated Series A Preferred Stock (the “Series A Preferred Stock”), 36,932,213 shares of which are issued and outstanding. The rights, privileges and preferences of the Series A Preferred Stock, as of the date hereof, are as stated in the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on March 7, 2014, and as provided by the Delaware General Corporation Law. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements and all requirements set forth in applicable Contracts.

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(3) The Company has reserved shares of Common Stock for issuance to employees, directors and consultants of the Company pursuant to its 2014 Equity Incentive Plan, as amended, duly adopted by the Board of Directors (the “Stock Plan”) as set forth in Section 3.1(g) of the Disclosure Schedules. Section 3.1(g) of the Disclosure Schedules sets forth the number of such reserved shares of Common Stock which have been issued and are currently outstanding, are subject to outstanding stock options and that remain available for issuance to employees, directors and consultants pursuant to the Stock Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder. Except for the Stock Plan and as set forth in Section 3.1(g) of the Disclosure Schedules, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 3.1(g) of the Disclosure Schedules set forth the following information with respect to each option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Common Stock subject to such option at the time of grant; (C) the number of shares of Common Stock subject to such option as of the date of this Agreement; (D) the exercise price of such option; (E) the date on which such option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares; (G) the date on which such option expires; and (H) whether such option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to each Purchaser an accurate and complete copy of the Stock Plan and forms of all stock option agreements approved for use thereunder. No vesting of options will accelerate in connection with the closing of the transactions contemplated by this Agreement or the Merger Agreement.

(4) Except as set forth in Section 3.1(g) of the Disclosure Schedules, none of the outstanding shares of Common Stock or Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Common Stock or Preferred Stock is subject to any right of first refusal in favor of the Company. Except as set forth in Section 3.1(g) of the Disclosure Schedules, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Common Stock or Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Common Stock or other securities. Section 3.1(g) of the Disclosure Schedules accurately and completely lists all repurchase rights held by the Company with respect to shares of Common Stock (including shares issued pursuant to the exercise of stock options) and Preferred Stock, and specifies each holder of Common Stock or Preferred Stock, the date of purchase of such Common Stock or Preferred Stock, the number of shares of Common Stock or Preferred Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Common Stock or Preferred Stock filed an election under Section 83(b) of the Code with respect to such Common Stock or Preferred Stock within thirty (30) days of purchase. Each share of Preferred Stock is convertible into one share of Common Stock.

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(5) Other than this Agreement, the Debt Conversion Agreement, the rights to purchase to be issued in connection with the Rights Offering, and as set forth in Section 3.1(g), there are no (A) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock or other securities of the Company or its Subsidiary, (B) contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock or other securities of the Company or its Subsidiary; (C) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or its Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (D) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or of its Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or of its Subsidiary. Upon the consummation of the transactions contemplated by the Debt Conversion Agreement, all obligations pursuant any secured debt instruments of the Company shall have been satisfied in full.

(ii) The authorized capital of the Company, immediately prior to the Closing, will consist of:

(1) 250,000,000 shares of Common Stock, 2,000,000 shares of which will be issued and outstanding.

(2) 120,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 40,000,000 shares will have been designated Series A Preferred Stock (the “Series A Preferred Stock”), 40,000,000 of which shares will have been designated Series A-2 Preferred Stock and 40,000,000 of which shares will have been designated Series A-3 Preferred Stock, of which 11,822,492 shares of Series A Preferred Stock will be issued and outstanding, 8,494,814 shares of Series A-2 Preferred Stock will be issued and outstanding, and 27,819,449 shares of Series A-3 Preferred Stock will be issued and outstanding. The rights, privileges and preferences of the Series A Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock will be, as of immediately prior to the Closing, as stated in the Amended and Restated Certificate of Incorporation of the Company, to be filed with the Secretary of State of the State of Delaware, a copy of which is set forth in Exhibit G hereto.

(iii) Set forth in Section 3.1(g) of the Disclosure Schedules is the pro forma capitalization of Transcept immediately following the closing of the Merger.

(h) Intellectual Property.

(i) The Company, directly or through its Subsidiary, owns, or has the right to use, and has the right to bring actions for the infringement of, all IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not reasonably be expected to have a Material Adverse Effect.

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(ii) Section 3.1(h)(ii) of the Disclosure Schedules is an accurate, true and complete listing of all Registered IP.

(iii) Section 3.1(h)(iii) of the Disclosure Schedules accurately identifies (A) all IP Rights licensed to the Company or its Subsidiary (other than (I) any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (ii) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or its Subsidiary’s products or services and (II) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (B) the corresponding Contracts pursuant to which such IP Rights are licensed to the Company or its Subsidiary; and (C) whether the license or licenses granted to the Company or its Subsidiary are exclusive or non-exclusive.

(iv)

(1) Section 3.1(h)(iv) of the Disclosure Schedules accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any IP Rights.

(2) Except as identified in Section 3.1(h)(iv)(2) of the Disclosure Schedules, the Company is not bound by, and no IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or its Subsidiary to use, exploit, assert, or enforce any IP Rights anywhere in the world, in each case as would materially limit the business of the Company as conducted or planned to be conducted.

(v) Except as identified in Section 3.1(h)(v) of the Disclosure Schedules, to the Company’s Knowledge, the Company or its Subsidiary exclusively owns all right, title, and interest to and in IP Rights (other than IP Rights (A) exclusively and non-exclusively licensed to the Company or its Subsidiary, as identified in Section 3.1(h)(iii) of the Disclosure Schedules and (B) (I) any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (ii) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any Subsidiary’s products or services and (II) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances (other than those Encumbrances which would not materially limit the business of the Company as conducted or planned to be conducted). Without limiting the generality of the foregoing:

(A) All documents and instruments necessary to register or apply for or renew registration of Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have a Material Adverse Effect.

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(B) Each Person who is or was an employee or contractor of the Company or its Subsidiary and who is or was involved in the creation or development of any IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiary. To the Company’s Knowledge, no current or former stockholder, officer, director, or employee of the Company or its Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any IP Rights. To the Company’s Knowledge, no employee of the Company or its Subsidiary is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising IP Rights.

(C) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any IP Rights in which the Company or its Subsidiary has an ownership interest, except for any such use that would not reasonably be expected to have a Material Adverse Effect.

(D) The Company and its Subsidiary has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as a trade secret.

(E) Neither the Company nor its Subsidiary has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any IP Rights to any other Person.

(F) To the Company’s Knowledge, the IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiary to conduct its business as currently conducted and planned to be conducted.

(vi) Neither the Company nor its Subsidiary is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any IP Rights or impair the right of the Company and its Subsidiary to use, sell or license any IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination, Encumbrance, grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. With respect to each of the IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiary, as applicable, and in full force and effect; (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither the Company nor its Subsidiary, and to the Company’s Knowledge, no other party to any such agreement, is in breach or default thereof in any material respect.

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(vii) The manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or its Subsidiary does not violate any license or agreement between the Company or its Subsidiary and any third party, and, to the Company’s Knowledge, does not infringe or misappropriate any Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no third party is infringing upon, or violating any license or agreement with the Company or its Subsidiary relating to any IP Rights. There is no current or pending challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any IP Rights, nor has the Company or its Subsidiary received any written notice asserting that any IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(viii) Each item of IP Rights that is Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Material Adverse Effect.

(ix) To the Company’s Knowledge, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or its Subsidiary conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or its Subsidiary has or purports to have an ownership interest has been impaired as determined by the Company or its Subsidiary in accordance with GAAP.

(x) Except as set forth on Section 3.1(h)(x) of the Disclosure Schedules (A) neither the Company nor its Subsidiary is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (B) neither the Company nor its Subsidiary has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

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(i) Additional Representations and Warranties. The representations and warranties set forth pursuant to the Merger Agreement in Section 2.4 (Financial Statements), Section 2.5 (Absence of Changes), Section 2.6 (Title to Assets), Section 2.7 (Real Property; Leasehold); Section 2.9 (Agreements, Contracts and Commitments), Section 2.10 (Liabilities), Section 2.11 (Compliance; Permits; Restrictions), Section 2.12 (Tax Matters), Section 2.13 (Employee and Labor Matters; Benefit Plans), Section 2.14 (Environmental Matters), Section 2.15 (Insurance) and Section 2.17 (Legal Proceedings; Orders) are true and correct, except as disclosed in the Paratek Disclosure Schedule, provided that for the purposes of this Agreement any representation as to the delivery of documents to Transcept shall mean the delivery of documents to each Purchaser.

(j) Transactions With Affiliates and Employees. Except as set forth on Section 3.1(j) of the Disclosure Schedules, other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors of the Company, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved by the Board of Directors of the Company, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or employees, or any Affiliate thereof. Except as set forth on Section 3.1(j) of the Disclosure Schedules, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company.

(k) Certain Fees. Other than the Placement Agent, no person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. The Company shall indemnify, pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such right, interest or claim.

(l) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 of this Agreement (without giving effect to any materiality qualifiers therein), no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers under the Transaction Documents.

(m) Registration Rights. Other than each of the Purchasers as set forth herein and as set forth on Section 3.1(m) of the Disclosure Schedules, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(n) No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any “general solicitation” or “general advertising” (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

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(o) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 (without giving effect to any materiality qualifiers therein), neither the Company nor any Person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or shareholder approval provisions.

(p) Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing and the Merger will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q) Foreign Corrupt Practices. Neither the Company, nor to the Company’s Knowledge, any agent or other person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(r) No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering of the Securities, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

(s) Merger Agreement. The Merger Agreement has not been amended or modified from the form attached hereto in any manner that would reasonably be expected to be adverse to the interests of any Purchaser in more than a de minimis manner or that would reasonably be expected to have more than a de minimis adverse effect on the value of any Purchaser’s investment in the Shares (including for this purpose on the shares of Transcept issued or issuable in the Merger in exchange therefor). Neither the Company nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Merger that would reasonably be expected to be adverse to the interests of any Purchaser in more than a de minimis manner or that would reasonably be expected to have more than a de minimis adverse effect on the value of any Purchaser’s investment in the Shares (including for this purpose on the shares of Transcept issued or issuable in the Merger in exchange therefor), other than as set forth in the Merger Agreement. When executed and delivered, the Merger Agreement will be in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the Company’s Knowledge, of each party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. The Company has no reason to believe that the Merger will not occur promptly following the Closing.

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3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority. If such Purchaser is an entity, such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership, limited liability company or other similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. If such Purchaser is a natural person, such Purchaser has the legal capacity to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and is, or when delivered by such Purchaser in accordance with the terms hereof, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application or insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts. The execution, delivery and performance by such Purchaser of the Transaction Documents to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents, if any, of such Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

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(c) Investment Intent. Such Purchaser understands that the Securities are “restricted securities” as defined in Rule 144 and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to, or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities laws. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities (or any securities which are derivatives thereof) to or through any person or entity; such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on the Closing Date it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(e) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(f) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(g) Access to Information. Such Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such evaluation, consultation nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in the Transaction Documents (as qualified by the Disclosure Schedules). Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Securities.

(h) Brokers and Finders. Other than the Placement Agent, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Purchaser.

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(i) Independent Investment Decision. Such Purchaser has independently evaluated the merits of its decision to purchase Securities pursuant to the Transaction Documents, and such Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities. Subject to Section 6.10, below, neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in the Transaction Documents (as qualified by the Disclosure Schedules).

(j) Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

(k) No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(l) Residency. If such Purchaser is an entity, such Purchaser’s principal executive offices are, and if such Purchaser is a natural person, such Purchaser’s principal residence is, in the jurisdiction set forth immediately below such Purchaser’s name on Annex A hereto, and all communications between such Purchaser and the Company regarding the transactions contemplated by this Agreement took place within or from the state of such principal executive offices or principal residence.

(m) No Disqualification Events. No Purchaser that beneficially holds or will hold after the Closing 20% or more of the Company’s voting stock, nor, to the extent it has them, any of such Purchaser’s shareholders, members, managers, general or limited partners, directors, affiliates or executive officers, are subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The purchase of the Securities by any Purchaser that beneficially holds or will hold after the Closing 20% or more of the Company’s voting stock will not subject the Company to any Disqualification Event.

The Company and each of the Purchasers acknowledge and agree that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article III and the Transaction Documents.

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ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) Compliance with Laws. Notwithstanding any other provision of the Transaction Documents, each Purchaser covenants that the Securities may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the Securities other than (i) pursuant to an effective registration statement, (ii) following the issuance of shares in exchange for the Shares pursuant to an effective registration statement or (iii) to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer prior to the issuance of shares in exchange for the Shares pursuant to the Merger, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.

(b) Legends. Certificates evidencing the Securities shall bear any legend as required by the “Blue Sky” laws of any state and a restrictive legend in substantially the following form until such time as they are not required under Section 4.1(c) (and a stock transfer order may be placed against transfer of the certificates for the Securities):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

In addition, if any Purchaser is an Affiliate of the Company, certificates evidencing the Securities issued to such Purchaser shall bear a customary “affiliates” legend.

(c) Removal of Legends. Subject to the Company’s right to request an opinion of counsel as set forth in Section 4.1(a), the legend set forth in Section 4.1(b) above shall be removable and the Company shall issue or cause to be issued a certificate without such legend or any other legend (except for any “affiliates” legend as set forth in Section 4.1(b)) to the holder of the applicable Shares upon which it is stamped, if (i) such Securities are registered for sale or resale and sold or resold pursuant to an effective registration statement under the Securities Act, (ii) such Securities are sold or transferred in compliance with Rule 144 (if the transferor is not an Affiliate of the Company), including without limitation in compliance with the current public information requirements of Rule 144 if applicable to the Company at the time of such sale or transfer, and the holder and its broker have delivered customary documents reasonably requested by the Company Counsel in connection with such sale or transfer, (iii) such Securities are eligible for sale under Rule 144 without the requirement that the Company be in compliance with the current public information requirements of Rule 144 and without other restriction and Company Counsel has provided written confirmation of such eligibility to the Company. Any fees (with respect to the Company Counsel or otherwise) associated with the removal of such legend shall be borne by the Company or (iv) shares are issued in exchange for the Shares pursuant to an effective registration statement.

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4.2 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Purchaser who requests a copy in writing promptly after such filing. The Company shall take such action as the Company shall reasonably determine is necessary in order to qualify the Securities for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), which, subject to the accuracy of the Company’s and the Purchaser’s representations and warranties set forth herein, shall consist of the submission of all filings and reports relating to the offer and sale of the Securities pursuant to Rule 506 of Regulation D required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date, and shall provide evidence of any such action so taken to the Purchasers who request in writing such evidence.

4.3 No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that Transcept and the Affiliates of the Company and the Affiliates of Transcept, shall not, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers.

4.4 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Securities hereunder for working capital and general corporate purposes.

4.5 No Promotion. The Company agrees that it will not, and shall cause its Subsidiary not to, without the prior written consent of a Covered Party (as defined below), use in advertising, publicity, or other public communication, the name of a Covered Party or any partner or employee of a Covered Party, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, or contraction thereof owned by a Covered Party, except that the Company may make any such disclosure if, in the Company’s reasonable belief upon the advice of counsel, such disclosure is required (A) by applicable law and such Covered Party is notified in advance and given reasonable opportunity to minimize such disclosure or (B) to the extent required in connection with any filings with the Commission, including filings by Transcept. The term “Covered Party” shall mean (i) the Baupost Purchaser, (ii) the Abingworth Purchaser and (iii) the Fidelity Purchasers.

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4.6 Transcept Stockholders Meeting. The Company shall provide each of the Purchasers with (a) at least 15 Business Days prior written notice of the date scheduled for the meeting of Transcept’s stockholders to be held for the purpose of approving the issuance of Transcept common stock pursuant to the Merger Agreement and (b) at least six days prior written notice of the Closing.

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Obligations of the Purchasers to Purchase Securities at the Closing. The obligation of each Purchaser listed on Annex A hereto to acquire Securities at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such Purchaser (as to itself only):

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all respects as of the date when made and as of the Closing Date, as though made on and as of such date, except (i) where the failure of those representations and warranties not qualified as to materiality to be true and correct would not reasonably be expected to have a Material Adverse Effect, (ii) for such representations and warranties that speak as of a different specified date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) or (iii) for the representation set forth in Section 3.1(g)(iii) (which representation shall have been true and correct in all respects other than (x) changes solely resulting from the exercise or termination of stock options outstanding on the date hereof and reflected in the pro forma capitalization table set forth in Section 3.1(g)(iii) of the Disclosure Schedules and (y) changes in the pro forma capitalization of not more 0.25% with respect to the ownership of each of the Abingworth Purchaser, the Baupost Purchaser, or the Fidelity Purchasers, and not more than 0.25% in the aggregate pro forma capitalization).

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of the sale of the Shares.

(d) Consents. The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Securities at the Closing (except for the Required Approvals, which may be obtained after the Closing), all of which shall be and remain so long as necessary in full force and effect.

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(e) Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(f) Merger. As notified by the Company to each of the Purchasers, each of the conditions to the consummation of the Merger set forth in the Merger Agreement shall have been satisfied or waived (if permissible under applicable law) and the parties to the Merger Agreement shall be ready, willing and able to consummate the Merger immediately after the Closing on the terms and conditions set forth therein; provided that no condition shall have been waived by the Company without the prior written consent of the Requisite Purchasers, unless such waiver of condition, in the reasonable and good faith determination of the Requisite Purchasers, would not reasonably be expected to be adverse to the interests of any Purchaser in more than a de minimis manner or that would not reasonably be expected to have more than a de minimis adverse effect on the value of such Purchaser’s investment in the Shares (including for this purpose on the shares of Transcept issued or issuable in the Merger in exchange therefor), in which event, such prior written consent of the Requisite Purchasers shall not be required for such waiver of condition.

(g) Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.17 herein.

(h) Transcept Form S-4. The Commission shall have declared effective the Transcept Form S-4 and no stop order suspending the effectiveness of the Transcept Form S-4 shall have been issued and remain pending.

(i) Funding. The Escrow Agent shall have released the Subscription Amount and the Actual Subscription Amount, as applicable, with respect to each other Purchaser in accordance with Section 2.2(c).

(j) Required Company Stockholder Vote. The affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock, each outstanding on the record date and entitled to vote thereon, voting as a single class, to adopt and approve the Merger Agreement and approve the Merger and the matters set forth in Section 5.2(a) of the Merger Agreement has been obtained (the “Required Stockholder Approvals”).

(k) Debt Conversion. The transactions contemplated by the Debt Conversion Agreement have been consummated in accordance with its terms.

(l) Fidelity Purchasers’ Ownership. The record ownership of the Fidelity Purchasers in the Company immediately following the Closing shall not exceed 14.99% of the total number of shares of Common Stock issued and outstanding.

5.2 Conditions Precedent to the Obligations of the Company to sell Securities at the Closing. The Company’s obligation to sell and issue the Securities to each Purchaser listed on Annex A hereto at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties made by such Purchaser in Section 3.2 hereof shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date when made or specified, and as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a different specified date.

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(b) Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of the sale of the Shares.

(d) Purchaser Deliverables. Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

(e) Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.17 herein.

(f) Escrow Agent. The Escrow Agent shall have released the Subscription Amount and the Actual Subscription Amount, as applicable, with respect to each Purchaser in accordance with Section 2.2(c).

ARTICLE 6

MISCELLANEOUS

6.1 Material Non-Public Information and Affiliates. The Company covenants and agrees that neither it nor any other Person acting on its behalf, will provide any Purchaser or its agents or counsel with any information that would, as of the Merger, constitute material non-public information. The Company understands and confirms that each Purchaser will be relying on the foregoing covenant in effecting transactions in securities of the Company. Each of the Baupost Purchaser and the Fidelity Purchasers hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows: (i) to its knowledge, the Purchaser is not affiliated with any officer or director of the Company; (ii) each of the Fidelity Purchasers and the Baupost Purchaser is not acting in concert with any other Person in connection with the acquisition, holding, voting or disposition of any securities of the Company, including the Shares to be acquired pursuant to this Agreement; (iii) the Purchaser, after consultation with its legal counsel, is not aware of any facts or circumstances that would reasonably lead it to conclude that the Purchaser is or may be deemed an Affiliate of the Company or an underwriter (within the meaning of the Securities Act) with respect to any securities of the Company, or that any planned disposition of any such securities is part of a distribution of such securities. Assuming the accuracy of the representations and warranties of each of the Baupost Purchaser and the Fidelity Purchasers in the preceding sentence and in Section 3.2, above, the Company acknowledges that each of the Baupost Purchaser and the Fidelity Purchasers is not currently an Affiliate of the Company and will not be an Affiliate of the Company upon the Closing. Assuming no changes in relevant facts or law following the Closing, the Company will not take any position to the effect that each of the Baupost Purchaser and the Fidelity Purchasers is an Affiliate of the Company in connection with any proposed disposition of any Company securities.

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6.2 Fees and Expenses. The Company and the Purchasers shall each pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

6.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter thereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) or e-mail delivery of a “.pdf” format data file at the facsimile number or e-mail address, as applicable, specified in this Section 6.4 prior to 5:00 p.m., New York City time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) or e-mail delivery of a “.pdf” format data file at the facsimile number or e-mail address, as applicable, specified in this Section 6.4 on a day that is not a Business Day or later than 5:00 p.m., New York City time, on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Paratek Pharmaceuticals, Inc.
75 Kneeland Street
Boston, MA 02111
Telephone No.: (617) 275-0040
Facsimile No.: (617) 275-0039
Attention: Chief Executive Officer

With a copy to:	Pepper Hamilton LLP
19th Floor, High Street Tower
125 High Street
Boston, MA 02110
Telephone No.: (617) 204-5100
Facsimile No.: (617) 204-5150
E-Mail: londons@pepperlaw.com
Attention: Steven R. London

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and to:	Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Telephone: (650) 328-4600
Fax: (650) 463-2600
E-Mail: alan.mendelson@lw.com
Attention: Alan C. Mendelson

If to a Purchaser:	To the address set forth under such Purchaser’s name on its signature page hereof;

With a copy to:	Cooley LLP
3175 Hanover Street
Palo Alto, California 94304-1130
Telephone No.: (650) 843-5000
Facsimile No.: (650) 849-7400
E-Mail: mkhodadad@cooley.com
jmckenna@cooley.com
Attn: Mehdi Khodadad and John T. McKenna

and in the case of the Abingworth Purchaser, Baupost Purchaser, and Fidelity Purchasers,

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199-3600
Telephone No.: (617) 951-7309
Facsimile No.: (617) 235-0375
Email: joel.freedman@ropesgray.com
Attn: Joel F. Freedman

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

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6.5 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, and Transcept; provided that in no event shall Transcept unreasonably withhold, condition or delay its consent to any such waiver or amendment; and provided further, such written instrument for such waiver or amendment is also signed by the Requisite Purchasers if, and only if, in the reasonable and good faith determination of the Requisite Purchasers, such waiver or amendment would reasonably be expected to be adverse to the interests of any Purchaser in a more than de minimis way or that would reasonably be expected to have more than a de minimis adverse effect on the value of such Purchaser’s investment in the Shares (including for this purpose on the shares of Transcept issued or issuable in the Merger in exchange therefor); and provided further, such written instrument for such amendment is also signed by a Purchaser who immediately following the closing of the Merger will own at least seven percent (7.0%) of the issued and outstanding stock of Transcept on a fully diluted basis, if, and only if, in the reasonable and good faith determination of such Purchaser, such amendment would reasonably be expected to be disproportionately adverse to such Purchaser in a more than de minimis way; and provided further, Section 2.2(a)(iii) and Section 5.1(l) above may not be waived or amended without such written instrument for such waiver or amendment also being signed by the Fidelity Purchasers. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Purchasers who then hold Securities.

6.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.7 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchasers (other than by merger or consolidation or to an entity which acquires the Company, including by way of acquiring all or substantially all of the Company’s assets). Any Purchaser may assign its rights hereunder in whole or in part to any Person to whom such Purchaser assigns or transfers any Securities in compliance with the Transaction Documents and applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Securities, by the terms and conditions of this Agreement that apply to the “Purchasers”.

6.8 Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in the immediately preceding sentence, is not for the benefit of, nor may any provision hereof be enforced by, any other Person; provided, however, that, (a) Transcept shall be an express third-party beneficiary of Section 6.18 of this Agreement and shall be entitled to specifically enforce the terms thereof, and (b) upon the satisfaction or waiver of the conditions set forth in Section 5.1 and 5.2, Transcept shall be an express third-party beneficiary of this Agreement and shall be entitled to specifically enforce the terms hereof, including the obligations of the parties to sell and purchase the Shares.

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6.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the Federal District Court in Wilmington, Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Federal District Court in Wilmington, Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of the Federal District Court in Wilmington, Delaware, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.10 Survival. The representations and warranties contained herein shall survive the Closing until the later of 30 days after the filing by Transcept of its audited annual financial statements with the Commission that covers at least part of the period following the Merger and March 31, 2015. Notwithstanding anything in this Agreement to the contrary, no Purchaser shall have any claim for a breach of any representation or warranty of the Company and each Purchaser shall be deemed to have waived and released any claims for such a breach if such Purchaser had actual knowledge of the particular breach prior to the Closing.

6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor and achieves that same or substantially the same effect or result, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

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6.13 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent, if other than the Company, of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent, if other than the Company, for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company, and upon the satisfaction or waiver of the conditions set forth in Section 5.1 and 5.2, Transcept, will be entitled to specific performance under the Transaction Documents. The parties agree that irreparable damage would occur in the event that any of the provisions of the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached and that monetary damages will not be adequate compensation for any loss incurred by the Purchasers, the Company or Transcept by reason of any breach of any such provisions. Each of the Purchasers and the Company hereby agree to waive in any action for specific performance the defense that a remedy at law would be adequate and any bond, surety or other security that might be required of any Person with respect thereto.

6.15 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.16 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination, recapitalization, merger, consolidation or other reorganization or similar event occurring after the date hereof, each reference in any Transaction Document to the Shares, a number of shares, a price per share or the class or type of securities with respect to the Shares shall be deemed to be amended to appropriately account for such event.

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6.17 Independent Nature of the Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Securities pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statement or opinions. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. The Company acknowledges that each of the Purchasers has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Purchasers and not because it was required or requested to do so by any Purchaser. The Company’s obligations to each Purchaser under this Agreement and the other Transaction Documents are identical to its obligations to each other Purchaser other than such differences resulting solely from the number of Securities purchased by such Purchaser.

6.18 Termination. This Agreement may be terminated and the sale and purchase of the Shares abandoned (i) at any time prior to the Closing and prior to the termination of the Merger Agreement, by mutual written consent of the Company and Transcept (which such Transcept consent shall not be unreasonably withheld, conditioned or delayed), and at any time prior to the Closing and following the termination of the Merger Agreement, by consent of the Company, (ii) if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on December 31, 2014, by any Purchaser listed on Annex A hereto (with respect to itself only), upon written notice to the other, or (iii) by either the Company or any Purchaser listed on Annex A (with respect to itself only) upon written notice to the other if consummation of the transactions contemplated hereby would violate any nonappealable order, degree or judgment of any Governmental Authority having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 6.18 shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 6.18 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents. In the event of a termination pursuant to this Section 6.18, the Company shall promptly notify all non-terminating Purchasers. Upon a termination in accordance with this Section 6.18, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including arising from such termination) to the other, and no Purchaser will have any liability to any other Purchaser under the Transaction Documents as a result therefrom.

33.

6.19 Waiver of Conflicts. Each Purchaser acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. Each Purchaser understands that the Company has been represented in the preparation, negotiation and execution of this Agreement by Pepper Hamilton LLP, and that Pepper Hamilton LLP have not represented any Purchaser or any stockholder, director or employee of the Company in the preparation, negotiation and execution of this Agreement. Each Purchaser acknowledges that Pepper Hamilton LLP may have in the past represented and may now or may in the future represent one or more Purchasers or their Affiliates in matters unrelated to the transactions contemplated by this Agreement, including the representation of such Purchasers or their Affiliates in matters of a nature similar to those contemplated by this Agreement. The Company and each Purchaser hereby acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and hereby waives any conflict arising out of such representation with respect to the matters contemplated by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOR THE COMPANY AND PURCHASERS FOLLOW]

34.

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PARATEK PHARMACEUTICALS, INC.

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Attention:

E-Mail:

ANNEX A:	Schedule of Purchasers
ANNEX B:	Agreement and Plan of Merger and Reorganization

EXHIBITS:

A:	Instruction Sheet
B:	Stock Certificate Questionnaire
C:	Form of Secretary’s Certificate
D:	Form of Compliance Certificate
E:	Form of Legal Opinion
F:	Form of Lock-Up Agreement
G:	Amended and Restated Certificate of Incorporation

SCHEDULES

A:	Company Knowledge

ANNEX A

SCHEDULE OF PURCHASERS

Purchaser Name and Address	Maximum Subscription Amount[1]	Actual Subscription Amount[2]	Subscription Amount[3]	Number of Shares Purchased

PRO RATA REDUCTION FORMULA: NOT APPLICABLE

*	Key Investor.
[1]	For Key Investors Only.
[2]	For Key Investors Only.
[3]	For Purchasers who are not Key Investors.

ANNEX B

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

EXHIBIT A

INSTRUCTION SHEET

(TO BE READ IN CONJUNCTION WITH THE

ENTIRE SUBSCRIPTION AGREEMENT)

A.	Complete the following items in the Subscription Agreement:

1.	Provide the information regarding the Purchaser requested on the signature pages. The Subscription Agreement must be executed by an individual authorized to bind the Purchaser.

2.	Exhibit B Stock Certificate Questionnaire:

Provide the information requested by the Stock Certificate Questionnaire

3.	Return the signed Subscription Agreement and the signed and completed questionnaire referenced in 2 above to:

Amy Cooper

Ladenburg Thalmann & Co. Inc.

570 Lexington Avenue, 11th Floor

New York, NY 10022

Tel: (212) 364-3346

Fax: (212) 308-2203

Email: acooper@ladenburg.com

B.	Instructions regarding the transfer of funds for the purchase of the Securities will be provided separately.

EXHIBIT B

Stock Certificate Questionnaire

Pursuant to Section 2.2(b) of the Agreement, please provide us with the following information:

Name of Purchaser (as set forth on the signature page to the Agreement):

Number of Shares Purchased by Purchaser:

1.	The exact name in which the Securities are to be registered (this is the name that will appear on the stock certificate(s)) (the “Registered Holder”). You may use a nominee name if appropriate:

2.	Any relationship between the Purchaser of the Securities and the Registered Holder listed in response to Item 1 above (other than pursuant to the Purchaser’s purchase of the Securities):

3.	The mailing address, telephone and telecopy number of the Registered Holder listed in response to Item 1 above:

4.	The Tax Identification Number (or, if an individual, the Social Security Number) of the Registered Holder listed in response to Item 1 above:

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

Date: [            ], 2014

The undersigned hereby certifies that she is the duly elected, qualified and acting Secretary of Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and that as such she is authorized to execute and deliver this certificate in the name and on behalf of the Company and in connection with the Subscription Agreement, dated as of [            ], 2014, by and among the Company and the Purchasers party thereto (the “Subscription Agreement”), and further certifies in her official capacity, in the name and on behalf of the Company, the items set forth below. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Subscription Agreement.

1. Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors held on, or by unanimous written consent dated, [            ], 2014. Such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

2. Attached hereto as Exhibit B is a true, correct and complete copy of the Certificate of Incorporation of the Company, together with any and all amendments thereto currently in effect, and no action has been taken to further amend, modify or repeal such Certificate of Incorporation, the same being in full force and effect in the attached form as of the date hereof.

3. Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Company and any and all amendments thereto currently in effect, and no action has been taken to further amend, modify or repeal such Bylaws, the same being in full force and effect in the attached form as of the date hereof.

4. Each person listed below has been duly elected or appointed to the position(s) indicated opposite his or her name and is duly authorized to sign the Subscription Agreement and each of the Transaction Documents on behalf of the Company, and the signature appearing opposite such person’s name below is such person’s genuine signature.

Name	Position	Signature

Michael F. Bigham	Chairman and Chief Executive Officer

Kathryn M. Boxmeyer	Vice President, Chief Financial Officer and Treasurer

Beverly A. Armstrong	Vice President-Administration, Chief Compliance Officer, General Counsel and Secretary

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date first written above.

Beverly A. Armstrong
Secretary

I, Michael F. Bigham, President and Chief Executive Officer of the Company, hereby certify that Beverly A. Armstrong is the duly elected, qualified and acting Secretary of the Company and that the signature set forth above is her true signature.

Michael F. Bigham
Chairman and Chief Executive Officer

EXHIBIT A

RESOLUTIONS

EXHIBIT B

CERTIFICATE OF INCORPORATION

EXHIBIT C

BYLAWS

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Date: [            ], 2014

The undersigned Chairman and Chief Executive Officer of Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to Section 2.2(a)(vi) of the Subscription Agreement, dated as of [            ], 2014, by and among the Company and the Purchasers signatory thereto (the “Agreement”), hereby certifies to such Purchasers as follows (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement):

1. The representations and warranties of the Company contained in the Agreement are true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties are true and correct in all respects) as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a different specified date.

2. The Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

Michael F. Bigham
Chairman and Chief Executive Officer

EXHIBIT E

FORM OF LEGAL OPINION

EXHIBIT F

FORM OF LOCK-UP AGREEMENT

EXHIBIT G

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

SCHEDULE A

COMPANY KNOWLEDGE

Michael F. Bigham

Dennis P. Molnar

Evan Loh

Kathryn M. Boxmeyer

Beverly A. Armstrong

Richard Lim

Dennis Purcell